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                                                                   EXHIBIT 10.38

                        RESEARCH COLLABORATION AGREEMENT


between Islenskar hveraorverur ehf., Keldnaholti 112, Reykjavik, Iceland, National ID No 620698-2379, and Islensk erfdagreining ehf, National ID No 691295-3549, Lynghalsi 1, 110 Reykjavik, Iceland, both companies incorporated under the laws of Iceland.

1. PRELIMINARY STATEMENTS

1.1. Islensk erfdagreining (IE) operates an advanced, high-throughput genotyping laboratory and DNA sequencing facility and possesses the infrastructure and expertise necessary to generate, store and analyze vast amounts of genetic information,

1.2. Islenskar hveraorverur ehf. (IH) has an extensive experience in thermophile research.

1.3. For the past 2 years IH and deCODE have been jointly engaged in research collaboration ("Collaboration") in the field of discovery of novel enzymes and other useful compounds derived from thermophilic organisms. Specifically, the focus of the work has been on 2 research projects, i.e. long-range thermostable DNA polymerases and resolvases for enzymatic mutation detection, which are described in Appendix A in more detail.

1.4. The company Islensk natturuefni ehf. (IN) and IE have collaborated to discover new and useful compounds from lichens for therapeutic purposes. By the decision of shareholders of IH and IN, these companies will merge under the name of IH.

1.5. In 1999 a provisional patent application was filed with the United States Patent and Trademark Office, claiming novel nucleic acids and polypeptides from a thermophilic bacteriophage, and uses thereof, invented jointly by employees of IH and IE.

2. RESEARCH FUNDING AND PROJECTS.

As of year end 1999, IE had provided a total of USD 593.955 in research funding for both IH and IN. IE will continue to provide USD 100.000 in research funding per quarter for the Collaboration, according to quarterly operating and finance plans that must be accepted in advance by IE. The parties have decided to expand the Collaboration to include research on lichens and may decide to expand it to other research projects.

3. INTELLECTUAL PROPERTY RIGHTS AND OWNERSHIP.

The parties agree that IE will own all patents, research data and other intellectual property rights relating to the Collaboration, that have been created and will be created during the term of this agreement. IH undertakes to assign and have its employees assign all patent rights to IE.


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4. TERM AND GOVERNING LAW.

This agreement will remain in force until terminated by either party. Either party may terminate this Agreement upon 90 days written notice to the other party. This agreement shall be construed and governed by Icelandic law.


Reykjavik, December 28, 1999.


On behalf of Islensk erfdagreining ehf.



Kari Stefansson [SIGN]
Kari Stefansson


On behalf of Islenskar hveraorverur ehf.



Jakob Kristjansson [SIGN]
Jakob Kristjansson







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Appendix A.

AIM OF PROJECT 1: LONG-RANGE THERMOSTABLE DNA POLYMERASES

A major possibility lies in the development of thermophilic DNA polymerases for accurate long-range PCR and long-range sequencing. Accurate in vitro synthesis of long tracts of DNA as templates for sequencing and diagnosis is also an attractive technique which is likely to gain wide acceptance. Thermophilic counterparts of phage T7 DNA polymerase are likely to exhibit greater processivity and fidelity than Taq DNA polymerase and other currently available PCR enzymes. Through specific PCR-based gene fishing methods IT will discover a range of new DNA polymerases that will be tested by deCODE for their in-house applications.


AIM OF PROJECT 2: RESOLVASES FOR ENZYMATIC MUTATION DETECTION

Resolvases from mesophilic bacteriophages can recognize a single base mismatch and subsequently cut one DNA strand. This property could be used as a basis for improved and rapid mutation detection. Thermostable resolvases would allow more stringent conditions and therefore more accurate recognition of the mismatches. Currently no thermostable resolvase is known but thermophilic bacteriophages such as those IT is working on are the most likely source. IT will select such thermophilic bacteriophages and sequence their genomes (totally or in part) to seek enzymes that can be used for mutation and SNP detection. The enzymes will be cloned, produced and handed over to deCODE for testing in their in-house applications.